Independent Accountants' Review Report
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To the Board of Directors and Stockholders
  of Silk Botanicals.com, Inc.
Delray Beach, Florida

We have reviewed the accompanying balance sheet of Silk Botanicals.com, Inc. (a Florida corporation) as of February 28, 2001 and the related statements of operations for the quarters and nine-month periods ended February 28, 2001 and February 29, 2000. We have also reviewed the related statements of cash flows for the nine-month periods ended February 28, 2001 and February 29, 2000, as well as the related statements of changes in stockholders' equity (deficit) for the years ended May 31, 2000 and 1999, and for the nine-month period ended February 28, 2001. All information included in these financial statements is the responsibility of the Company's management.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.






April 11, 2001